Exhibit 99
CONVERGYS NEWS RELEASE

Convergys Reports Third Quarter Results

(Cincinnati; November 8, 2016) -- Convergys Corporation (NYSE: CVG), a global leader in customer management, today announced its financial results for the third quarter of 2016.

Third Quarter Summary

•	Revenue of $741 million, flat as reported and up 1 percent on a constant currency basis compared with prior year, including a 3 percent contribution from the buw acquisition;

•	GAAP operating income was $49 million, up 3 percent compared with prior year; adjusted operating income was $61 million, down 2 percent compared with prior year;

•
GAAP net income from continuing operations was $38 million, down 35 percent compared with prior year; adjusted net income from continuing operations was $48 million, up 3 percent compared with prior year;

•	Adjusted EBITDA of $90 million, consistent with prior year;

•	GAAP EPS from continuing operations was $0.36, compared with $0.55 in prior year; adjusted EPS from continuing operations was $0.46, compared with $0.45 in prior year;

•	Operating cash flow of $80 million, adjusted free cash flow of $54 million;

•	$25 million capital returned to shareholders via share repurchase and dividend;

•	Revised 2016 guidance includes flat constant currency revenue growth with adjusted EPS growth of 4 percent to 5 percent.

“We generated solid EPS and strong free cash flow, and experienced another quarter of strong new business signings,” said Andrea Ayers, President and CEO. “While revenue and profitability came in below our expectations due to slower than anticipated seasonal ramps and continued volatility in the communications industry, we are encouraged by several contract wins with existing and new clients across the vertical markets we serve. Our record of operational excellence and progress penetrating high-growth industries give us confidence in our ability to grow, diversify our client base, and expand margins over time.”
Ayers added, “We continued to invest in the business for strategic growth and value creation, acquiring buw for approximately $139 million, repurchasing $16 million of stock and paying a $9 million dividend in the quarter, and will remain disciplined with our capital deployment strategy.”

Third Quarter Results - Continuing Operations

Revenue - Revenue was $741 million including $7 million adverse foreign currency impacts, flat as reported and an increase of 1 percent on a constant currency basis, compared with $742 million in the same period last year. This includes $26 million, an increase of 3 percent, from the acquired buw operations for the months of August and September.

Operating Income - GAAP operating income was $49 million, a 3 percent increase compared with $48 million in the same period last year. Excluding certain acquisition-related impacts discussed below, adjusted operating income was $61million, a 2 percent decrease compared with $62 million in the same period last year.

GAAP operating margin was 6.7 percent, up 30 basis points compared with 6.4 percent in the same period last year. Adjusted operating margin was 8.3 percent, down 10 basis points compared with 8.4 percent in the same period last year.

Adjusted EBITDA - Adjusted EBITDA was $90 million, consistent with the same period last year. Adjusted EBITDA excludes certain acquisition-related impacts discussed below.

Adjusted EBITDA margin was 12.1 percent, the same as reported last year.

Tax Rate - The effective tax rate of 16 percent, on both a GAAP and adjusted basis, was lower than expected due to benefits resulting from changes in the mix of income by jurisdictions.

Net Income - GAAP net income from continuing operations was $38 million, or $0.36 per diluted share, compared with $58 million, or $0.55 per diluted share, in the same period last year. Excluding certain acquisition-related and other impacts discussed below, adjusted net income from continuing operations was $48 million, or $0.46 per diluted share, compared with $46 million, or $0.45 per diluted share, in the same period last year.

Share Repurchase - Convergys repurchased 0.6 million shares in the third quarter at a cost of $16 million.

Quarterly Dividend - Convergys paid a $0.09 per share quarterly dividend in October to holders of record at the close of business on September 23, 2016. The next dividend payment of $0.09 per share is scheduled to be made on January 6, 2017, to shareholders of record at the close of business on December 23, 2016.

Cash Flow - Operating cash flow was $80 million, compared with $50 million in the same period last year. Adjusted free cash flow was $54 million, compared with $17 million in the same period last year.

Net Debt - At September 30, 2016, cash and short term investments were $141 million, debt maturing in one year was $2 million, and long term debt was $298 million. Net debt totaled $159 million at September 30, 2016, compared with $55 million at June 30, 2016, and $144 million at the end of the third quarter last year.

Acquisition-related and Other Impacts - GAAP third-quarter 2016 results include acquisition-related impacts consisting of $7 million amortization expense for acquired intangible assets and $2 million depreciation expense related to the fair value write-up of acquired property and equipment, $2 million buw transaction expense, $1 million integration expenses, and $1 million of tax expense related to cash repatriation activities. Prior year third-quarter 2015 GAAP results included acquisition-related impacts consisting of $7 million amortization expense for acquired intangible assets, $5 million depreciation expense related to the fair value write-up of acquired property and equipment, $3 million Stream integration costs, a $17 million tax benefit from the reversal of a reserve related to a prior business restructuring, and a $4 million tax benefit due to an adjustment related to prior cash repatriation activities.
Reconciliation tables of GAAP to non-GAAP results are attached.

2016 Business Outlook

Based upon performance year-to-date and continued volume fluctuations in the communications industry, Convergys revised expectations for 2016 revenue, EBITDA and EPS now include:

•	Consolidated constant currency revenue growth flat, revised from prior guidance to approximate 2 percent;

•	Consolidated adjusted EBITDA margin to approximate 12.5 percent, revised from prior guidance to approximate 12.9 percent;

•	Adjusted effective tax rate to approximate 19 percent, revised from prior guidance to approximate 21 percent;

•	Diluted shares outstanding to approximate 103 million, unchanged from prior guidance;

•	Adjusted EPS growth of 4 percent to 5 percent, revised from prior guidance of 7 percent to 9 percent.

Not included in the Company’s outlook for adjusted EBITDA and adjusted EPS growth are acquisition-related impacts such as integration costs, transaction costs, intangible amortization and depreciation related to the fair value write-up of acquired property and equipment, as well as impacts from future currency movements, non-cash pension settlement charges, or any future share repurchase activities. Adjusted effective tax rate reflects the Company’s expectations for the effective tax rate, excluding the tax impact of items discussed above, tax expense associated with cash repatriation and significant discrete tax adjustments.
The Company believes that quantitative reconciliations of the outlook to GAAP measures cannot be provided without unreasonable efforts due to the forward-looking nature of the acquisition-related adjustments and future currency movements, and their inherent variability; therefore, the Company does not present guidance on a GAAP basis. For the same reason, Convergys is unable to address the probable significance of the unavailable information, which may have a material impact on the Company’s GAAP results.

Forward-Looking Statements Disclosure and "Safe Harbor" Note

This news release contains statements, estimates, or projections that constitute "forward-looking statements" as defined under U.S. federal securities laws. Forward looking statements may be identified by words such as "will," "expect," "estimate," "think," "forecast," "guidance, "outlook," "plan," "lead," "project" or other comparable terminology. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience and our present expectations or projections. These risks include, but are not limited to: (i) the loss of a significant client or significant business from a client; (ii) the future financial performance of our largest clients and the major industries that we serve; (iii) contractual provisions that may limit our profitability or enable our clients to reduce or terminate services; (iv) our failure to successfully acquire and integrate businesses, including buw; (v) our inability to protect proprietary or personally identifiable data against unauthorized access or unintended release; (vi) our inability to maintain and upgrade our technology and network equipment in a timely and cost effective manner; (vii) international business and political risks, including ongoing political developments in the Philippines, uncertainty regarding the impact of Britain’s vote to leave the European Union (Brexit) or other similar actions by European Union member states, and economic weakness and operational disruption as a result of natural events, political unrest, war, terrorist attacks or other civil disruption; (viii) the effects of foreign currency exchange rate fluctuations; (ix) the failure to meet expectations regarding our future tax liabilities or the unfavorable resolution of tax contingencies; (x) adverse effects of regulatory requirements, investigative and legal actions, and other commitments and contingencies and (xi) those factors contained in our periodic reports filed with the SEC, including in the "Risk Factors" section of our most recent Annual Report on Form 10-K. The forward-looking information in this document is given as of the date of the particular statement and we assume no duty to update this information. Our filings and other important information are also available on the investor relations page of our web site at www.convergys.com.

Non-GAAP Financial Measures

This news release contains non-GAAP financial measures as defined by the Securities and Exchange Commission Regulation G; pursuant to the requirements of this regulation, reconciliations of these non-GAAP measures to their comparable GAAP measures are included in the attached financial tables. To assess the underlying operational performance of the continuing operations of the business for the quarter and to have a basis to compare underlying operating results to prior and future periods, management uses operating income, net income from continuing operations and diluted earnings per share from continuing operations metrics excluding certain non-operational or restructuring-related activities.

These items are relevant in evaluating the overall performance of the business. Limitations associated with the use of these non-GAAP measures include that these measures do not include all of the amounts associated with our results as determined in accordance with GAAP. Management compensates for these limitations by using the non-GAAP measures, operating income, income from continuing operations, net of tax, and diluted earnings per share from continuing operations, in each case excluding the items above, and constant currency revenue growth, as well as the GAAP measures, operating income, income from continuing operations, net of tax, diluted earnings per share and revenue growth, in its evaluation of performance.

The Company presents the non-GAAP financial measure constant currency revenue growth because management uses this measure to assess underlying revenue trends by providing revenue growth between periods on a consistent basis. Constant currency revenue growth is determined by using the comparable prior year period’s currency exchange rates to translate current period revenue from local currencies. The Company presents the non-GAAP financial measures EBITDA and adjusted EBITDA because management uses these measures to monitor and evaluate the performance of the business and believes the presentation of these measures will enhance investors' ability to analyze trends in the business and evaluate the Company's underlying performance relative to other companies in the industry.

Management uses the non-GAAP metrics free cash flow and adjusted free cash flow to assess the financial performance of the Company. Convergys' management believes that free cash flow and adjusted free cash flow are useful to investors because they relate the operating cash flow of the Company to the capital that is spent to continue and improve business operations, such as investment in the Company's existing business. Further, free cash flow and adjusted free cash flow provide an indication of the ongoing cash that is available for debt repayment, returning capital to shareholders and other opportunities. Management also believes the presentation of these measures enhances the investors' ability to analyze trends in the business and evaluate the Company's underlying performance relative to other companies in the industry. Limitations associated with the use of free cash flow and adjusted free cash flow include that they do not represent the residual cash flow available for discretionary expenditures as they do not incorporate certain cash payments including payments made on capital lease obligations or cash payments for business acquisitions. Management compensates for these limitations by utilizing the non-GAAP measures, free cash flow and adjusted free cash flow, and the GAAP measure, cash flow from operating activities, in its evaluation of performance.

These non-GAAP measures should be considered supplemental in nature and should not be considered in isolation or be construed as being more important than comparable GAAP measures. The non-GAAP financial information that we provide may be different from that provided by our competitors or other companies.

Webcast Presentation

Convergys will hold its Third Quarter 2016 Financial Results webcast at 9:00 a.m., Eastern time, Wednesday, November 9. The webcast presentation will take place live and will then be available for replay at this link - 3Q16 Conference Call. This link will replay the webcast presentation through December 9. You may also access the webcast via the Convergys website, www.convergys.com. Click “Investors,” then “Releases, Events & Presentations.”

About Convergys

Convergys delivers consistent, quality customer experiences in 58 languages and from more than 150 locations around the globe. We partner with our clients to improve customer loyalty, reduce costs, and generate revenue through an extensive portfolio of capabilities, including customer care, analytics, tech support, collections, home agent, and end-to-end selling. We are committed to delighting our clients and their customers, delivering value to our shareholders, and creating opportunities for our talented, caring employees, 130,000-strong in 33 countries around the world. Visit www.convergys.com to learn more about us.

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(Convergys and the Convergys logo are registered trademarks of Convergys Corporation).

Contacts

David Stein, Investor Relations
+1 513 723 7768 or investor@convergys.com

Krista Boyle, Public/Media Relations
+1 513 723 2061 or krista.boyle@convergys.com

CONVERGYS CORPORATION
Consolidated Statements of Income
(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30,		%	September 30,		%
(Amounts in millions except per share amounts)	2016	2015	Change	2016	2015	Change
Revenues:
Communications	$377.9	$400.0	(6)%	$1,091.6	$1,193.7	(9)%
Technology	154.3	159.4	(3)%	472.5	453.0	4%
Financial Services	51.8	50.5	3%	157.6	157.5	—%
Other	157.2	131.7	19%	433.9	394.6	10%
Total Revenues	$741.2	$741.6	—%	$2,155.6	$2,198.8	(2)%
Costs and Expenses:
Cost of providing services and products sold	480.5	471.1	2%	1,367.5	1,406.6	(3)%
Selling, general and administrative	171.0	177.7	(4)%	512.7	518.9	(1)%
Depreciation	30.3	35.2	(14)%	93.3	108.1	(14)%
Amortization	7.1	6.6	8%	20.9	20.6	1%
Restructuring charges	0.2	0.1	100%	2.7	3.5	(23)%
Transaction and integration costs	2.7	3.1	(13)%	5.0	7.8	(36)%
Total Costs and Expenses	691.8	693.8	—%	2,002.1	2,065.5	(3)%
Operating Income	49.4	47.8	3%	153.5	133.3	15%
Other income, net	—	(2.6)	100%	0.6	0.3	100%
Interest expense	(4.6)	(4.6)	—%	(13.6)	(13.9)	(2)%
Income before Income Taxes	44.8	40.6	10%	140.5	119.7	17%
Income tax expense	7.1	(17.0)	NM	25.0	(6.1)	NM
Income from Continuing Operations, net of tax	37.7	57.6	(35)%	115.5	125.8	(8)%
Income from Discontinued Operations, net of tax	10.0	0.5	NM	10.0	0.6	NM
Net Income	$47.7	$58.1	(18)%	$125.5	$126.4	(1)%

Basic Earnings per Common Share:
Continuing Operations	$0.39	$0.59		$1.20	$1.28
Discontinued Operations	0.11	—		0.11	—
Basic Earnings per Common Share	$0.50	$0.59		$1.31	$1.28
Diluted Earnings per Common Share:
Continuing Operations	$0.36	$0.55		$1.11	$1.20
Discontinued Operations	0.10	0.01		0.10	0.01
Diluted Earnings per Common Share	$0.46	$0.56		$1.21	$1.21

Weighted Average Common Shares Outstanding:
Basic	95.6	97.9		96.1	98.4
Diluted	103.1	104.1		103.6	104.6

Market Price Per Share
High	$30.92	$26.22		$30.92	$26.56
Low	$24.78	$20.57		$22.53	$18.81
Close	$30.42	$23.11		$30.42	$23.11

CONVERGYS CORPORATION
Reconciliation of GAAP Revenue Growth to non-GAAP Constant Currency Revenue Growth
(In Millions Except Per Share Amounts)

	Three Months Ended September 30,
	2016	2015
Revenue	$741.2	$741.6
Revenue growth, as reported under U.S. GAAP	(0.1)%	(1.0)%
Foreign exchange impact (a)	1.0%	3.0%
Constant currency revenue growth (a non-GAAP measure)	0.9%	2.0%

CONVERGYS CORPORATION
Reconciliation of GAAP EPS from Continuing Operations to non-GAAP EPS from Continuing Operations
(In Millions Except Per Share Amounts)

	Three Months Ended September 30,		%
	2016	2015	Change
Operating Income as reported under U.S. GAAP	$49.4	$47.8	3%
Operating Margin	6.7%	6.4%
Depreciation of property & equipment write-up (b)	2.0	4.7
Amortization of acquired intangible assets (c)	7.1	6.6
Transaction related expenses (d)	1.9	—
Integration related expenses (e)	0.8	3.1
Total Charges	11.8	14.4
Adjusted Operating Income (a non-GAAP measure)	$61.2	$62.2	(2)%
Adjusted Operating Margin	8.3%	8.4%
Income before Income Tax and Discontinued Operations as reported under U.S. GAAP	$44.8	$40.6	10%
Total operating charges from above	11.8	14.4
Adjusted Income before Income Taxes and Discontinued Operations (a non-GAAP measure)	$56.6	$55.0	3%
Income from Continuing Operations, net of tax, as reported under U.S. GAAP	$37.7	$57.6	(35)%
Total operating charges from above, net of tax	11.8	14.4
Income tax impact from total operating charges	(3.0)	(4.4)
Tax expense (benefit) related to unremitted foreign earnings (f)	1.3	(3.7)
Release of income tax reserve (g)	—	(17.5)
Adjusted Income from Continuing Operations, net of tax (a non-GAAP measure)	$47.8	$46.4	3%
Diluted EPS from Continuing Operations as reported under U.S. GAAP	$0.36	$0.55	(35)%
Net impact of total charges included in Continuing Operations	0.10	(0.10)
Adjusted Diluted EPS from Continuing Operations (a non-GAAP measure)	$0.46	$0.45	2%

(a) Changes in currency exchange rates resulted in reduced revenues in the current quarter primarily due to the strengthening U.S. dollar relative to the British pound.

(b) During the three months ended September 30, 2016 and 2015, the Company recorded $2.0 and $4.7, respectively, of depreciation expense resulting from the fair value write-up of property and equipment acquired from Stream and buw.

(c) During the three months ended September 30, 2016 and 2015, the Company recorded amortization expense of $7.1 and $6.6, respectively, related to acquired intangible assets.

(d) During the three months ended September 30, 2016, the Company recorded $1.9 of expense associated with the acquisition of buw, related to fees paid for third-party consulting services.

(e) During the three months ended September 30, 2016 and 2015, the Company recorded $0.8 and $3.1, respectively, of integration expenses associated with Convergys' integration of the acquired Stream and buw operations. These expenses were primarily related to third-party consulting services.

(f) During the three months ended September 30, 2016, the Company recognized tax expense of $1.3 associated with the repatriation of certain foreign earnings in conjunction with the Company's acquisition of buw. During the three months ended September 30, 2015, the Company recognized a $3.7 tax benefit for a change in estimate between tax previously accrued for the repatriation of foreign earnings and the actual taxes paid on the ultimate repatriation of such earnings.

(g) During the three months ended September 30, 2015, the Company recorded a $17.5 tax benefit associated with favorable resolutions of tax audits.

Management uses constant currency revenue growth to assess underlying revenue trends by providing revenue growth between periods on a consistent basis. Constant currency revenue growth is determined by using the comparable prior year period's currency exchange rates to translate current period revenue from local currencies. Management uses operating income, income from continuing operations, net of tax and earnings per share from continuing operations excluding the above items to assess the underlying operational performance of the continuing operations of the business for the year and to have a basis to compare underlying operating results to prior and future periods. These charges and credits are relevant in evaluating the overall performance of the business.

Limitations associated with the use of these non-GAAP measures include that these measures do not include all of the amounts associated with our results as determined in accordance with GAAP. Management compensates for these limitations by using the non-GAAP measures, constant currency revenue growth, operating income, income from continuing operations, net of tax and diluted earnings per share excluding the charges, and the GAAP measures, revenue growth, operating income, income from continuing operations, net of tax and diluted earnings per share, in its evaluation of performance.

CONVERGYS CORPORATION
Reconciliation of GAAP Revenue Growth to non-GAAP Constant Currency Revenue Growth
(In Millions Except Per Share Amounts)

	Nine Months Ended September 30,
	2016	2015
Revenue	$2,155.6	$2,198.8
Revenue growth, as reported under U.S. GAAP	(2.0)%	5.0%
Foreign exchange impact (a)	1.0%	3.0%
Constant currency revenue growth (a non-GAAP measure)	(1.0)%	8.0%

CONVERGYS CORPORATION
Reconciliation of GAAP EPS from Continuing Operations to non-GAAP EPS from Continuing Operations
(In Millions Except Per Share Amounts)

	Nine Months Ended September 30,		%
	2016	2015	Change
Operating Income as reported under U.S. GAAP	$153.5	$133.3	15%
Operating Margin	7.1%	6.1%
Depreciation of property & equipment write-up (b)	7.5	15.5
Amortization of acquired intangible assets (c)	20.9	20.6
Transaction related expenses (d)	3.1	—
Integration related expenses (e)	1.9	7.8
Total Charges	33.4	43.9
Adjusted Operating Income (a non-GAAP measure)	$186.9	$177.2	5%
Adjusted Operating Margin	8.7%	8.1%
Income before Income Tax and Discontinued Operations as reported under U.S. GAAP	$140.5	$119.7	17%
Total operating charges from above	33.4	43.9
Adjusted Income before Income Taxes and Discontinued Operations (a non-GAAP measure)	$173.9	$163.6	6%
Income from Continuing Operations, net of tax, as reported under U.S. GAAP	$115.5	$125.8	(8)%
Total operating charges from above, net of tax	33.4	43.9
Income tax impact from total operating charges	(9.1)	(13.2)
Tax expense (benefit) related to unremitted foreign earnings (f)	1.3	(3.7)
Release of income tax reserve (g)	—	(22.4)
Adjusted Income from Continuing Operations, net of tax (a non-GAAP measure)	$141.1	$130.4	8%
Diluted EPS from Continuing Operations as reported under U.S. GAAP	$1.11	$1.20	(8)%
Net impact of total charges included in Continuing Operations	0.25	0.05
Adjusted Diluted EPS from Continuing Operations (a non-GAAP measure)	$1.36	$1.25	9%

(a) Changes in currency exchange rates resulted in reduced revenues in the current quarter primarily due to the strengthening U.S. dollar relative to the euro, British pound, Australian dollar and the Canadian dollar.

(b) During the nine months ended September 30, 2016 and 2015, the Company recorded $7.5 and $15.5, respectively, of depreciation expense resulting from the fair value write-up of property and equipment acquired from Stream and buw.

(c) During the nine months ended September 30, 2016 and 2015, the Company recorded amortization expense of $20.9 and $20.6, respectively, related to acquired intangible assets.

(d) During the nine months ended September 30, 2016, the Company recorded $3.1 of expense associated with the acquisition of buw, related to fees paid for third-party consulting services.

(e) During the nine months ended September 30, 2016 and 2015, the Company recorded $1.9 and $7.8, respectively, of integration expenses associated with Convergys' integration of the acquired Stream and buw operations. These expenses were primarily related to third-party consulting services and severance expense.

(f) During the nine months ended September 30, 2016, the Company recognized tax expense of $1.3 associated with the repatriation of certain foreign earnings in conjunction with its acquisition of buw. During the nine months ended September 30, 2015, the Company recognized a $3.7 tax benefit for a change in estimate between tax previously accrued for the repatriation of foreign earnings and the actual taxes paid on the ultimate repatriation of such earnings.

(g) During the nine months ended September 30, 2015, the Company recorded a $22.4 tax benefit associated with favorable resolutions of tax audits.

Management uses operating income, income from continuing operations, net of tax and earnings per share data excluding the items above to assess the underlying operational performance of the continuing operations of the business for the year and to have a basis to compare underlying operating results to prior and future periods. These charges and credits are relevant in evaluating the overall performance of the business.

Limitations associated with the use of these non-GAAP measures include that these measures do not include all of the amounts associated with our results as determined in accordance with GAAP. Management compensates for these limitations by using the non-GAAP measures, operating income, income from continuing operations, net of tax and diluted earnings per share excluding the charges, and the GAAP measures, operating income, income from continuing operations, net of tax and diluted earnings per share, in its evaluation of performance.

CONVERGYS CORPORATION
Reconciliation of Net Income from Continuing Operations to Adjusted EBITDA
(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30,		%	September 30,		%
(In millions)	2016	2015	Change	2016	2015	Change
Income from Continuing Operations, net of tax	$37.7	$57.6	(35)%	$115.5	$125.8	(8)%
Depreciation and Amortization	37.4	41.8	(11)%	114.2	128.7	(11)%
Interest expense	4.6	4.6	—%	13.6	13.9	(2)%
Income tax expense	7.1	(17.0)	NM	25.0	(6.1)	NM
EBITDA (a non-GAAP measure)	$86.8	$87.0	—%	$268.3	$262.3	2%
Transaction related expenses	1.9	—	100%	3.1	—	100%
Integration related expenses	0.8	3.1	(74)%	1.9	7.8	(76)%
Adjusted EBITDA (a non-GAAP measure)	$89.5	$90.1	(1)%	$273.3	$270.1	1%
EBITDA Margin	11.7%	11.7%		12.4%	11.9%
Adjusted EBITDA Margin	12.1%	12.1%		12.7%	12.3%

The Company presents the non-GAAP financial measures EBITDA and Adjusted EBITDA because management uses these measures to monitor and evaluate the performance of the business and believes the presentation of these measures enhances the investors' ability to analyze trends in the business and evaluate the Company's underlying performance relative to other companies in the industry.

These non-GAAP measures should not be considered in isolation or as a substitute for income from continuing operations, net of tax or other income statement data prepared in accordance with GAAP and our presentation of these measures may not be comparable to similarly-titled measures used by other companies. Management uses both these non-GAAP measures and the GAAP measure, income from continuing operations, net of tax, in evaluation of its underlying performance. These non-GAAP measures should be considered supplemental in nature and should not be considered in isolation or be construed as being more important than comparable GAAP measures.

CONVERGYS CORPORATION
Consolidated Balance Sheets
(Unaudited)

	September 30, 2016	December 31, 2015
(In millions)
Assets
Cash and cash equivalents	$129.1	$204.7
Short-term investments	12.3	12.2
Receivables, net of allowances	545.8	536.3
Other current assets	83.7	70.1
Property and equipment, net	306.5	329.1
Other assets	1,314.2	1,204.2
Total Asset	$2,391.6	$2,356.6

Liabilities and Shareholders' Equity
Debt and capital lease obligations maturing within one year	$2.1	$3.4
Other current liabilities	341.4	335.0
Other liabilities	347.5	343.2
Long-term debt and capital lease obligations	297.7	335.9
Convertible debentures conversion feature	61.7	62.9
Shareholders' equity	1,341.2	1,276.2
Total Liabilities and Shareholders' Equity	$2,391.6	$2,356.6

CONVERGYS CORPORATION
Reconciliation of Cash Provided by Operating Activities to Free Cash Flow
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions)	2016	2015	2016	2015
Net cash provided by operating activities	$80.5	$49.9	$236.8	$182.7
Capital expenditures	(29.3)	(36.8)	(63.6)	(88.4)
Free Cash Flow (a non-GAAP measure)	$51.2	$13.1	$173.2	$94.3
Acquisition - cash paid for transaction and integration related expenses (a)	2.9	4.1	5.7	11.0
Adjusted Free Cash Flow (a non-GAAP measure)	$54.1	$17.2	$178.9	$105.3

(a) Payments associated with investment activity to expand the business (the buw and Stream acquisitions).

Management uses free cash flow and adjusted free cash flow to assess the financial performance of the Company. Convergys' Management believes that free cash flow and adjusted free cash flow are useful to investors because they present the operating cash flow of the Company, excluding capital that is spent to continue and improve business operations, such as investment in the Company’s existing businesses. Further, free cash flow and adjusted free cash flow provide an indication of the ongoing cash that is available for debt repayment, returning capital to shareholders and other investment opportunities. Management also believes the presentation of these measures will enhance the investors' ability to analyze trends in the business and evaluate the Company's underlying performance relative to other companies in the industry.

Limitations associated with the use of free cash flow and adjusted free cash flow include that they do not represent the residual cash flow available for discretionary expenditures as they do not incorporate certain cash payments, including payments made on capital lease obligations or cash payments for business acquisitions. Management compensates for these limitations by using both the non-GAAP measures, free cash flow and adjusted free cash flow, and the GAAP measure, cash from operating activities, in its evaluation of performance. These non-GAAP measures should be considered supplemental in nature and should not be considered in isolation or be construed as being more important than comparable GAAP measures.

CONVERGYS CORPORATION
Summarized Statement of Cash Flow
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions)	2016	2015	2016	2015
Net cash provided by operating activities	$80.5	$49.9	$236.8	$182.7
Net cash used in investing activities	(159.2)	(36.8)	(194.3)	(88.4)
Net cash used in financing activities	(34.9)	(32.6)	(118.1)	(117.4)
Net increase (decrease) in cash	$(113.6)	$(19.5)	$(75.6)	$(23.1)